Exhibit 99.1

Muscle Maker Inc (GRIL) Crosses $100 Million Revenue Milestone In First 45 Days Of Operation Of New Subsidiary, Sadot LLC

Total Company Year-To-Date Revenue Jumps 1,369% To $118.7 Million

Fort Worth, Texas, December 29, 2022– Muscle Maker, Inc. (Nasdaq: GRIL), today announced its new wholly owned subsidiary, Sadot LLC (“Sadot”), has crossed the $100 million revenue milestone in its first 45 days of operation. Sadot generated $54.19 million in revenue in November and an additional $55.84 million in top line sales through December 19th. Sadot, in its first 45 days of operation, has now generated over $110 million in revenue. Total company year-to-date revenue increased by 1,369% to $118.7 million since the end of Q3, 2022.

Sadot currently focuses on international shipping of physical food commodity items such as wheat, soybean meal, corn, etc. Shipments are via cargo ships that can range between 25,000 to 75,000 metric tons. December shipments, through December 19th, included soybean meal and corn shipped between the USA, Australia, South Korea and the Philippines.

Michael Roper, CEO of Muscle Maker, stated “it has been our belief that the creation of the new Sadot subsidiary and the diversification of Muscle Maker into the shipping, farming and sourcing of food commodity products could be a game changer for Muscle Maker overall. To put the revenue Sadot has generated in its first 45 day of operation through December 19th into perspective, the total company revenue through Q3, 2022 was $8.67 million. The $110 million Sadot has generated through December 19th alone pushes the total company revenue for the entire year-to-date upwards of 1,369% in just 45 days, raising our total company year-to-date revenue to $118.7 million. We still have the rest of December before closing out the year with a successful initial launch of our new subsidiary, a more diversified company and growth in our Pokemoto division.”

On November 18th, Muscle Maker filed a Form 8K with the Securities and Exchange Commission and issued a corresponding press release announcing a new subsidiary, Sadot, and a material agreement between Sadot and AGGIA. AGGIA will manage the day-to-day operations of Sadot, focusing on shipping, trading, sourcing, farming and production of physical food commodities.

Roper continued, “We are confident AGGIA has the experience and expertise to implement the Sadot strategy, and we believe we have had a positive start in the relationship generating over $110 million so far. While AGGIA focuses on the food commodity shipping and farming side of the business, the current Muscle Maker team continues to focus on growing the company through our Pokemoto franchising efforts. Our strategy remains the same. As a matter of fact, we recently announced we have now sold 55 Pokemoto franchise agreements to date, opening 8 so far and have an additional 47 to still be opened. This structure allows the Muscle Maker team to focus on franchise growth while the AGGIA team focuses on the food commodity shipping side of the business. We believe this leverages each team’s strengths while also creating a more diversified company overall.”

The preliminary, unaudited financial results included in this press release are based on information available as of December 29, 2022, and management’s initial review of operations and financial results as of such date. They remain subject to change based on the completion of the Company’s customary quarterly financial closing and review procedures and are forward-looking statements. The Company assumes no obligation to update these statements, except as may be required by law. The actual results may be materially different and are affected by the risk factors and uncertainties identified in this press release and in the Company’s annual and quarterly filings with the Securities and Exchange Commission. Further, the Company’s independent auditor has not reviewed or performed any procedures on the preliminary, unaudited financial results.

About Muscle Maker Grill Restaurants

Muscle Maker, Inc. is the parent company of “healthier for you” brands delivering high-quality healthy food options to consumers through traditional and non-traditional locations such as military bases, universities, delivery and direct to consumer ready-made meal prep options. Brands include Muscle Maker Grill restaurants, Pokemoto Hawaiian Poke and SuperFit Foods meal prep. Our menus highlight healthier versions of traditional and non-traditional dishes and feature grass fed steak, lean turkey, chicken breast, Ahi tuna, salmon, shrimp, tofu and plant-based options. For more information on Muscle Maker, Inc., visit www.musclemakergrill.com, for more information on Pokemoto visit www.pokemoto.com or for more information on SuperFit Foods visit www.superfitfoods.com.

Forward-Looking Statements

This press release may include “forward-looking statements” pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should”, “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Muscle Maker, Inc., does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:

Muscle Maker Grill Marketing

marketing@musclemakergrill.com

Investor Relations:

IR@musclemakergrill.com